Exhibit 10.29

Secondment Master Agreement

SoftBank Corp. (“Party A”) and Pay, Inc. (“Party B”) enter into this master agreement (this “Agreement”) for the secondment of employees of Party A (the “Employees”) to Party B as follows.

Article 1 Purpose

The purpose of this Agreement is to set out the labor conditions of the Employees in Party B’s operations and the burden of costs and obligations of both parties upon the secondment of the Employees to Party B while they are still employees of Party A.

Article 2 Definitions of Terms

“Secondment Ratio” in this Agreement means the proportion of Party B’s operations performed by the Employees as determined in the Memorandum (as defined in Article 3) through consultation between the parties.

Article 3 Names and Secondment Terms of the Employees

1.

Individual conditions such as the names, the secondment terms and the Secondment Ratios of the Employees will be set out in a memorandum (the “Memorandum”) separately entered into between both parties. If there is a business necessity, there may be a change of the secondment term or the Secondment Ratio following consultation and agreement between both parties.

2.	Notwithstanding the preceding paragraph, the secondment will be terminated if the Employees take a leave of absence, resign, or are dismissed.

Article 4 Work

Party B’s rules will apply to work-related matters such as work hours, break times, holidays, and work location of the Employees; provided, however, that the provisions of the Memorandum will apply if separately provided.

Article 5 Leave

Each type of leave of the Employees, such as annual paid leave, accumulated annual leave, special paid leave, or special unpaid leave, shall be governed by Party A’s rules; provided, however, that the Employees will obtain the understanding of Party B’s manager in advance when taking leave.

Article 6 Personnel Evaluation

Party A will carry out personnel evaluations for the Employees taking into consideration the evaluation of Party B’s manager.

Article 7 Commendation and Disciplinary Action

1.	Commendations for the Employees during the secondment term of the Employees may be carried out separately by both parties respectively based on the rules of both parties.

2.

Disciplinary action against the Employees during the secondment term of the Employees will in principle be carried out as stipulated by Party B after consultation between both parties; provided, however, that if the grounds for disciplinary action call for dismissal, the Employee will be returned to Party A and the rules of Party A will apply.

Article 8 Salary, Bonus, Allowances

1.

The salary, bonus, overtime allowance, commutation allowance and other allowances (collectively, “Salary”) of the Employees will be paid to the Employees by Party A according to the rules of Party A. In principle, Party B shall bear the Salary during the secondment term of the Employees to the extent requested by Party A pursuant to Article 28.

2.

The Employees’ business travel costs and other transportation costs arising in the course of Party B’s operations during the secondment term shall be paid to the Employees by Party B according to the rules of Party B at Party B’s cost.

3.	Party A will withhold income tax and resident tax for the Employees at source and carry out the year-end adjustments.

Article 9 Social Insurance

1.

Employees shall be enrolled in social insurance (health insurance, welfare pension insurance, welfare pension fund, employment insurance, long-term care insurance, and the like) under Party A. Party B shall bear the employer’s share of social insurance premiums up to the limit of Party A’s claim pursuant to Article 28.

2.	Party B will take out and bear the cost of worker’s accident compensation insurance for the Employees.

Article 10 Child and Child Care Contributions

Party A shall pay the contributions stipulated in the Child and Child Care Support Act, and Party B shall bear them up to the limit of Party A’s claim pursuant to Article 28.

Article 11 Defined Contribution Annuity Premiums

1.

The Employees will be enrolled in the defined contribution annuity premium system implemented by Party A even during the secondment term, and Party B will bear an amount equivalent to the premiums of the Employees during the secondment term up to the limit of Party A’s claim pursuant to Article 28.

2.

For the Employees that have retirement benefits separately from the defined contribution annuity, this will be calculated according to Party A’s rules and paid by Party A to the Employees. Party A will bear such cost.

Article 12 Congratulatory and Condolence Payments

Party A will pay congratulatory and condolence money to the Employees according to Party A’s rules. Party B may also make such payments according to its rules.

Article 13 Property Accumulation Savings Incentive Payment

Party A will pay a property accumulation savings incentive payment according to Party A’s rules to those of the Employees who enroll in the property accumulation savings system. Party B shall bear such expenses up to the limit of Party A’s claim pursuant to Article 28.

Article 14 Employee Shareholding Association Incentive Payment

Party A will pay a shareholding association incentive payment and an administrative work agency fee according to Party A’s rules to the Employees who join the shareholding association. Party B shall bear such expenses up to the limit of Party A’s claim pursuant to Article 28.

Article 15 Transfer Travel Expenses

Party A will pay pursuant to Party A’s rules, and Party B will bear up to the limit of Party A’s claim pursuant to Article 28, the expenses if the Employees relocate for the secondment; provided, however, that Party A may pay such costs depending on the circumstances.

Article 16 Use of Company Housing System

If the Employees are eligible to use the company housing system pursuant to Party A’s rules, Party B will bear the share to be borne by the company that is specified in Party A’s rules. Those costs will be borne by Party B up to the limit of Party A’s claim pursuant to Article 28.

Article 17 Burden of Transfer Assistance and New Graduate Housing Assistance

If the Employees are eligible to use transfer assistance or new graduate housing assistance pursuant to Party A’s rules, Party A will pay them according to Party A’s rules and Party B will bear them up to the limit of Party A’s claim pursuant to Article 28.

Article 18 Medical Examination

Party A will carry out and bear the cost of statutory medical examinations for the Employees.

Article 19 Reassignment and Change of Duties

Party B will order reassignments or changes of duties of the Employees at Party B. In such case, Party B will consult and obtain the consent of Party A in advance regarding the reassignment and other material matters. Party B shall not carry out a double secondment of the Employees to an affiliate.

Article 20 Leave of Absence

Employees who take a leave of absence during the secondment term according to the rules of Party A or Party B will be returned to Party A. Party A will stipulate the handling at Party A in such case as necessary.

Article 21 Accident Indemnification

1.	Party B will indemnify the Employees for accidents while working and commuting according to its rules.

2.	If the accident indemnification amount of Party B pursuant to the preceding paragraph falls short of the amount according to Party A’s rules, Party A may make up the shortfall to the Employees.

3.	Party B will provide advance notice in writing to Party A if it pays accident indemnification to the Employees.

Article 22 Education and Training

Party A may have the Employees attend Party A’s education or training as necessary, provided that it does not hinder the work of Party B. In such case, Party A will pay travel costs and the like.

Article 23 Handling of Works for Hire and Inventions

Unless there is a separate special agreement in writing between both parties, the attribution of rights for any works, inventions, or other intellectual property created or developed by the Employees in Party B’s business during the secondment term will be determined and processed according to Party B’s rules.

Article 24 Confidentiality Obligations

1.

During this Agreement and after the termination of this Agreement, no party shall disclose or divulge information disclosed to them by the other party as confidential in relation to this Agreement (including, but not limited to technical information, business information and financial information) to a third party without the prior written consent of the other party. The confidential information shall be used only for the purposes in this Agreement and the separately executed Memorandum (together, the “Secondment Agreements”) and shall not be used for any other purpose.

2.

Party A will cause the Employees to keep confidential information they learn or could have learned from work during the secondment term, and shall bear liability for any damage caused to Party B by the Employees disclosing or divulging such information to a third party without due authority.

Article 25 Handling of Personal Information

1.	The Employees’ personal information that Party A discloses to Party B will be limited to that necessary for work purposes.

2.	Party B shall use the personal information disclosed by Party A only for purposes based on the Secondment Agreements and will not use it for any other purpose.

3.	Party B shall notify and obtain prior consent from Party A if it needs to disclose or provide to a third party the personal information disclosed by Party A.

4.	Party B shall not duplicate, alter or delete personal information disclosed by Party A other than for purposes based on the Secondment Agreements.

5.	Party B shall not use or manage the relevant personal information in a situation or environment in which it can be easily accessed by a third party.

6.	If the effect of the Secondment Agreements lapses or Party A so requests, Party B will return or destroy the relevant personal information as specified by Party A.

7.

If a leak of the personal information disclosed by Party A occurs or Party A determines there is a possibility thereof, in response to a request by Party A, Party B will consent to Party A investigating, to an extent that is not in violation of laws and regulations, Party B’s places of business and locations where Party B can access the personal information, and Party B will cooperate in such investigation.

Article 26 Elimination of Antisocial Forces

1.

Party A and Party B represent to the other party that as of the execution of this Agreement, its representatives, officers, persons who are effectively in control of its management, or persons acting as an agent or intermediary under this Agreement do not correspond to an antisocial force such as an organized crime group, a member of an organized crime group, an organized crime group-affiliated company, a corporate racketeer, a social movement racketeer, a political movement racketeer, or a special knowledge organized crime group (an “Antisocial Force”), and covenant that they will not do so in the future.

2.

If Party A and Party B determine based on reasonable grounds that there is a possibility that the other party may be in breach of Article 26, Paragraph 1, they may make a request to the other party for cooperation in an investigation. The other party who has been requested to cooperate with the investigation may not refuse to cooperate with the investigation without justifiable grounds.

Article 27 Termination for Cause

1.	Party A and Party B may terminate the Secondment Agreements without making a demand to the other party if it is discovered that the other party is in breach of Article 26, Paragraph 1.

2.

If the other party has executed an agreement related to this Agreement (a “Related Agreement”) with a third party and it is discovered that such third party or a person who acts as an agent or intermediary for that third party with respect to such Related Agreement belongs to an Antisocial Force, Party A and Party B may request that other party to cancel the Related Agreement and take other necessary measures, and if the other party fails to promptly comply with that request, Party A and Party B may immediately terminate the Secondment Agreements.

3.

If either party terminates the Secondment Agreements pursuant to the provisions of the preceding two paragraphs, the terminating party will not bear liability to compensate the other party for damage due to such termination.

Article 28 Invoicing and Payment

1.

Party A will notify Party B in writing no later than the end of each month of the secondment cost for that month to be invoiced to Party B, and Party B will pay the entire invoice amount by way of transfer to the financial institution designated by Party A; provided, however, that secondment cost for bonuses will be paid separately to Party A based on an invoice from Party A.

2.

The amount of the secondment cost is the actual cost paid by Party A to the Employees or borne by Party A in relation to Employees pursuant to Article 8, Paragraph 1, Article 9, Paragraph 1, Article 10, Article 11, Paragraph 1, Article 13, and Article 14 through Article 17 multiplied by the Secondment Ratio.

Article 29 Matters to be Communicated

The parties shall mutually communicate to the other party without delay the occurrence of any of the following matters relating to the Employees.

(1)	Changes to employment conditions, including the number of holiday days and work hours:

①	Salary and other working conditions of the Employees;

②	Position and duties of the Employees at Party B;

③	Work hours, holidays and leave of the Employees at Party B;

④	Attendance and work performance of the Employees at Party B;

(2)	Personnel announcements:

①	History of the issuance of orders to the Employees;

②	Issuance date of secondment appointment and starting date;

(3)	Commendation and disciplinary matters;

(4)	Other matters that are mutually recognized by the parties as necessary matters for communication.

Article 30 Damages

Either party will compensate the other party for all damage it causes to the other party in relation to this Agreement.

Article 31 Consultation

Both parties will endeavor to determine and resolve questions relating to this Agreement and matters not specified in this Agreement through consultation.

Article 32 Effective Term Duration

The effective term duration of this Agreement is until June 14, 2019; provided, however, that it will be renewed for a further one year if neither party requests agreement termination no later than one month prior to the expiration of the term, and the same will apply thereafter.

Article 33 Jurisdiction

The Tokyo District Court has exclusive jurisdiction as the agreed court in the first instance with respect to any litigation regarding the Secondment Agreements.

Article 34 Effective Date

This Agreement will take effect as of June 15, 2018, notwithstanding the execution date hereof.

July 1, 2018

Party A:	1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo
SoftBank Corp.
Overall Personnel and General Affairs, Personnel Headquarters
Headquarters Chief, Kenichi Nagasaki

Party B:	1-3 Kioicho, Chiyoda-ku, Tokyo
Pay, Inc.
President & Representative Director Ichiro Nakayama